Exhibit 10.1

SUBORDINATED LOAN AGREEMENT

Between

Bally’s Chicago Holding Company, LLC,
a Delaware limited liability company,
as Lender

and

Bally’s Chicago, Inc.,
a Delaware corporation,
as Borrower

[ • ], 2025

TABLE OF CONTENTS

Page

Article 1 - Fundamental Provisions and Certain Defined Terms	1

1.1	Effective Date of this Agreement	1
1.2	Subordinated Loan	1
1.3	Assignment	2
1.4	Interest Rate	2
1.5	Address for Notices to Lender	2
1.6	Address for Notices to Borrower	2
1.7	Maturity Date	2

Article 2 - Making of Subordinated Loans	2

2.1	Subordinated Loans	2
2.2	Interest Rate	2
2.3	Repayment of the Subordinated Loans.	3
2.4	Conditions Precedent	4
2.5	Transaction Costs	5

Article 3 - Borrowing Procedures; Payment of Costs	5

3.1	Disbursement of Loan Proceeds	5
3.2	Payment of Costs	5

Article 4 - Borrower’s Representations and Warranties	5

4.1	Inducement to Lender	5

Article 5 - Borrower’s Covenants	8

5.1	Maintain Records	8
5.2	Notification of Default	8
5.3	Notification of Material Events	8
5.4	Fundamental Changes; Asset Sales	9
5.5	Compliance	9
5.6	Maintenance of Existence	9
5.7	Taxes	9
5.8	Restricted Payments	9

Article 6 - Events of Default	10

6.1	Event of Default	10

Article 7 - Remedies	10

7.1	Option to Act	10
7.2	Termination of Disbursements	10
7.3	Acceleration	10
7.4	Legal and Equitable Remedies	10
7.5	Funds and Deposits	11
7.6	Repayment of Funds Advanced	11
7.7	Rights Cumulative, No Waiver	11

Article 8 - Subordination	11

8.1	Subordination	11
8.2	Enforcement	12
8.3	Payment of Principal and Interest	12
8.4	Subordination Agreement	13

Article 9 - Miscellaneous Provisions	13

9.1	Notices/Payments	13
9.2	Expenses; Indemnification	13
9.3	Integration and Interpretation	14
9.4	Governing Law	14
9.5	No Third Parties Benefited	14
9.6	Time of the Essence	14
9.7	Severability	14
9.8	Gender	14
9.9	Captions	14
9.10	Heirs, Successors and Assigns	14
9.11	Usury	14
9.12	Waiver of Jury Trial	15
9.13	Consent to Jurisdiction	15

2

SUBORDINATED LOAN AGREEMENT

This SUBORDINATED LOAN AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is between Bally’s Chicago Holding Company, LLC, a Delaware limited liability company (the “Lender”) and Bally’s Chicago, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”).

WHEREAS, in connection with the initial public offering of the Borrower, Lender determined it to be in the interest of Lender, and Borrower determined it to be in the interest of Borrower, for Lender to make certain subordinated loans to the Borrower, on the terms and conditions set forth herein, in connection with the offering by the Borrower to certain investors of its shares of Class A-1 common stock (the “Class A-1 Interests”), Class A-2 common stock (the “Class A-2 Interests”) and Class A-3 common stock (the “Class A-3 Interests”; each of the Class A-1 Interests, the Class A-2 Interests, the Class A-3 Interests and the Borrower’s shares of Class A-4 common stock (the “Class A-4 Interests”), the “Equity Interests” and each, a “Class of Equity Interests”).

WHEREAS, the Borrower will use all of the proceeds of such subordinated loans to acquire limited liability company interests of Bally’s Chicago Operating Company, LLC, a Delaware limited liabiltiy company (the “OpCo LLC Interests”) on the Effective Date.

IN CONSIDERATION of the covenants herein contained, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the Subordinated Loans hereinafter described, on the following terms and conditions:

Article 1 - Fundamental Provisions and Certain Defined Terms

1.1            Effective Date of this Agreement: This Agreement becomes effective as of January [ • ], 2025.

1.2            Subordinated Loans: On the Effective Date, the Lender shall make subordinated term loans to the Borrower consisting of (a) a $[ • ] tranche A-1 subordinated term loan (the “A-1 Subordinated Loan”), (b) a $[ • ] tranche A-2 subordinated term loan (the “A-2 Subordinated Loan”) and (c) a $[ • ] tranche A-3 subordinated term loan (the “A-3 Subordinated Loan”; each of the A-1 Subordinated Loan, the A-2 Subordinated Loan and the A-3 Subordinated Loan, a “Subordinated Loan Tranche”, and, the A-1 Subordinated Loan, the A-2 Subordinated Loan and the A-3 Subordinated Loan, collectively, the “Subordinated Loans”). The Borrower shall on the Effective Date apply all of the proceeds of the Subordinated Loans to acquire newly issued OpCo LLC Interests from the Lender for an aggregate consideration equal to the aggregate principal amount of the Subordinated Loans. The Borrower and the Lender agree that the purchase price for the OpCo LLC Interests may be netted from the proceeds of the Subordinated Loans made on the Effective Date, and therefore the making of the Subordinated Loans and the issuance and purchase of the OpCo LLC Interests shall be a cashless transaction. The Borrower agrees that notwithstanding that no cash may be funded by the Initial Borrower on the Effective Date, it has received good and valuable consideration for its borrowing (or deemed borrowing) of the Subordinated Loans hereunder and the Subordinated Loans shall be a valid and enforceable debt obligation of the Borrower on the terms set forth herein.

1.3            [Reserved].

1.4            Interest Rate: The Subordinated Loans shall bear interest at a rate per annum equal to eleven percent (11.0%) (the “Interest Rate”).

1.5            Address for Notices to Lender:

[ • ]

with a copy to: [ • ]

Email: [ • ]

1.6            Address for Notices to Borrower:

[ • ]

with a copy to: [ • ]

Email: [ • ]

1.7            Maturity Date: The Subordinated Loans shall mature upon the occurrence of a Sale or Liquidation Event (as defined below) (such earlier date, the “Maturity Date”). All unpaid interest, principal and other amounts under this Agreement shall be due and payable by the Borrower on the Maturity Date unless earlier repaid.

Article 2 - Making of Subordinated Loans

2.1            Subordinated Loans.  Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Lender, on the Effective Date, upon the terms, conditions, representations, warranties and covenants contained in this Agreement and the other Loan Documents, the Subordinated Loans. The Subordinated Loans shall be funded (or deemed funded) in U.S. dollars. Payments or repayments by Borrower which reduce the outstanding principal balance of the Subordinated Loans may not be re-borrowed. This Agreement and any other documents or instruments entered into by the parties in connection herewith are referred to herein as the “Loan Documents.”

2.2            Interest Rate.

2.2.1            Interest shall accrue based on a 360 day year / 30 day month convention on the portion of the Subordinated Loans then outstanding from the date of such funding, until repaid (but excluding the date of repayment unless made and repaid on the same day, in which event one day’s interest shall accrue). Interest shall accrue at the Interest Rate specified in Section 1.6 hereof.

2.2.2            Interest on the Subordinated Loans shall be due and payable in cash quarterly in arrears, on the last business day of each fiscal quarter of the Borrower (each such date, an “Interest Payment Date”); provided, the Borrower may elect (a “PIK Interest Election”) by written notice delivered to Lender at least 3 business days prior to such Interest Payment Date to pay all or a portion of such interest payment in kind, by increasing the outstanding principal amount of the Subordinated Loans hereunder (“PIK Interest”). Each PIK Interest Election shall apply equally to each Subordinated Loan Tranche then outstanding. No principal amounts can be prepaid on any Subordinated Loan Tranche if, on such date, a PIK Interest payment is being paid on such Subordinated Loan Tranche. PIK Interest shall thereafter constitute outstanding Subordinated Loans, and shall bear interest at the Interest Rate.

2.3            Repayment of the Subordinated Loans.

2.3.1            All unpaid interest, principal and other amounts under this Agreement shall be due and payable by the Borrower on the Maturity Date unless earlier repaid.

2.3.2            Borrower may at any time with 10 days’ (or such shorter period as may be agreed by Lender) prior notice to Lender prepay all or any portion of the outstanding balance of the Subordinated Loans on any business day, without premium or penalty.

2.3.3            All payments and prepayments of all or a portion of the Subordinated Loans shall be accompanied by all accrued and unpaid interest on the principal amount so paid or prepaid.

2.3.4            All cash available for distribution (as defined below) shall be allocated and applied among Tranches in accordance with the Application Ratio (as defined below) applicable for such Tranche. In the event that at the time of the making of any payment of the Subordinated Loans or any distribution on the Equity Interests, (a) there is any Class of Equity Interest that does not have any amounts outstanding under a corresponding Subordinated Loan Tranche, or (b) such cash payment would result in the payment in full of all amounts due and payable with respect to one Subordinated Loan Tranche without requiring the entire cash amount allocable to such Tranche to be applied to such Subordinated Loan Tranche, such Subordinated Loan Tranche will be paid or prepaid in full, and, in each of (a) and (b) any remaining cash that would have been allocated to such Tranche in accordance with the Application Ratio for such Tranche shall be available for distributions by the Borrower to the holders of the Equity Interest of such Tranche.

For purposes of this agreement:

(a)            “Application Ratio” means, for each Tranche and as of any date of determination, the percentage equal to (i) the number of outstanding Equity Interests of such Tranche divided by (ii) the aggregate number of outstanding Equity Interests of all Tranches.

(b)            “cash available for distribution” means, for any period, as determined by the Borrower in good faith, (a) the Borrower’s earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less (b) payments made on Senior Indebtedness, capital expenditures, cash taxes, rent and cash used for acquisitions and dispositions, plus (c) decreases in working capital, less (d) increases in working capital.

(c)            “Tranche” means (i) the Class A-1 Interests and the Class A-1 Subordinated Loan, (ii) the Class A-2 Interests and the Class A-2 Subordinated Loan, (iii) the Class A-3 Interests and the Class A-3 Subordinated Loan and (iv) the Class A-4 Interests.

2.4            Conditions Precedent.  Lender shall not be obligated to make the Subordinated Loans on the Effective Date, or to take any other action related thereto, unless:

2.4.1        Lender shall have received and approved the following:

(i)            Certified organizational documents of Borrower, including any and all amendments thereto; a certified resolution of Borrower’s Board of Directors authorizing the consummation of the transactions contemplated hereby; an incumbency certificate certifying the incumbency and authority of the officers and representatives of Borrower executing the Loan Documents; and evidence satisfactory to Lender that Borrower has been duly formed, is validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in the State of Illinois;

(ii)            A certificate from an officer of Borrower that Borrower is in material compliance with all applicable laws and regulations;

(iii)           A certificate from an officer of Borrower certifying to the matters set forth in Sections 2.3.2 and 2.3.3 below and as to the solvency of the Borrower and its Subsidiaries, on a consolidated basis;

(iv)           Borrower and Lender shall have received all governmental and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any governmental authority that would be reasonably likely to restrain, prevent, or impose any material adverse conditions on Borrower, and no law or regulation shall be applicable that in the reasonable judgment of Lender reasonably would have such effect; and

2.4.2        The initial public offering of the Borrower shall have been consummated, resulting in the issuance of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests in amounts corresponding to the applicable amount of loans to be incurred on such date under the applicable Subordinated Loan Tranche.

2.4.3        There shall exist no Event of Default as set forth in Article 6, or event, omission or failure of a condition which would constitute an Event of Default after notice or the lapse of time or both.

2.4.4        All representations and warranties of Borrower made in this Agreement or in any Loan Document shall be true and correct as of the Effective Date.

2.5            Transaction Costs. Borrower shall pay to Lender, within five (5) business days after demand by Lender, all reasonable expenses incurred by Lender in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, and such other costs and expenses as may be incurred by Lender in connection with to the administration and enforcement of the Loan, including without limitation, attorney’s fees, inspection fees and other costs.

Article 3 - Borrowing Procedures; Payment of Costs

3.1            Disbursement of Loan Proceeds. Upon satisfaction of the conditions precedent set forth in Section 2.3 above on the Effective Date, Lender shall fund the Subordinated Loans by wire transfer of immediately available funds into the following account:

Bank:	[ • ]
SWIFT Code:	[ • ]
ABA/Routing#:	[ • ]
Account Name:	[ • ]
Account #:	[ • ]

3.2            Payment of Costs. All costs of Lender reimbursable hereunder shall be paid in cash by Borrower to Lender in arrears from time to time upon request of Lender.

Article 4 - Borrower’s Representations and Warranties

4.1            Inducement to Lender.  As a material inducement to Lender to enter into this Agreement and to make the Subordinated Loans to Borrower, Borrower unconditionally represents and warrants to Lender as provided in this Section 4.1.

4.1.1            Organization.  Borrower and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the respective jurisdiction of their organization, with full power and authority to execute this Agreement and the other Loan Documents, to own its assets and conduct its business as currently conducted and to consummate the transactions contemplated hereby and thereby, and to pay, perform and observe all of the conditions, covenants, agreements and obligations contained herein and therein. Borrower and each of its Subsidiaries is duly qualified as a foreign corporation or limited liability company in the state of Illinois. “Subsidiary” shall mean, with respect to the Borrower, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the person or persons (whether directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by the Borrower, or one or more of the other Subsidiaries of the Borrower, or a combination thereof.

4.1.2            Binding Obligation.  This Agreement and the other Loan Documents each has been duly executed and delivered by and constitute a legal and binding obligation of, and are valid and enforceable against, Borrower, in accordance with the terms thereof, subject to limitations as to enforceability that might result from debtor relief laws and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.1.3            Litigation.  There are no actions, suits or proceedings pending or threatened against or affecting Borrower or its Subsidiaries or their respective business, at law or in equity, or before or by any governmental authority that could reasonably be expected to have a Material Adverse Effect.  Borrower and its Subsidiaries are not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental authority, except as could not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents, or the rights and remedies of Lender (taken as a whole) under the Loan Documents.

4.1.4            No Violation.  The consummation of the transactions contemplated by this Agreement, and the payment and performance of all of the obligations set forth in this Agreement and the other Loan Documents will not require the consent of any governmental authority or any other person or result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, contract, loan or credit agreement, charter, limited liability agreement or other instrument to which Borrower or any of its Subsidiaries is a party or by which it or its property may be bound or affected, in each case, except as could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, filing, recording, or registration with, or exemption by any governmental authority, including specifically any gaming authority, is required on the part of Borrower or any of its Subsidiaries to authorize, or is required in connection with the execution, delivery, and performance of, or the legality, validity, binding effect, or enforceability of, the Loan Documents as of the Effective Date.

4.1.5            Financial Statements.  All financial statements delivered to Lender by or on behalf of Borrower and its Subsidiaries are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of their respective dates. Since December 31, 2023, there has not occurred any Material Adverse Effect.

4.1.6            Taxes.  Borrower and its Subsidiaries have filed all United States federal and state income tax returns and all other material tax returns that are required to be filed and have paid all United States federal and state income taxes and all other material taxes due from Borrower and its Subsidiaries, including, pursuant to any assessment received by Borrower or its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

4.1.7            Accuracy.  All written reports, documents, instruments and information delivered to Lender by or on behalf of Borrower and its Subsidiaries concerning the Subordinated Loan or the transactions contemplated hereby or required by this Agreement or any of the other Loan Documents do not contain any untrue statement of a material fact or omit any material fact necessary to make the same not materially misleading.

4.1.8            No Default.  There is no Event of Default on the part of Borrower or its Subsidiaries under this Agreement or any other Loan Document, and no event has occurred and is continuing which with notice or the lapse of time or both would constitute an Event of Default.

4.1.9            Compliance with Laws.  Borrower and its Subsidiaries are in compliance with the requirements of all applicable statutes, rules, regulations, orders, and restrictions of any governmental authority having jurisdiction over it or applicable to it, or to its properties, including gaming laws, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.1.10          Ownership of Properties; Licenses and Permits; Environmental Matters.  Borrower and its Subsidiaries have good and, to the extent applicable, marketable title to, or valid leasehold or other tenancy interests in, all properties and assets necessary or used in the ordinary conduct of their business, except where the failure to have such title or other interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries hold all governmental permits, licenses, franchises, certificates, waivers, authorizations, consents and approvals (including gaming licenses) necessary for Borrower and its Subsidiaries to own, lease, and operate their respective properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. Borrower, its Subsidiaries and their respective property and operations are in material compliance with applicable environmental laws and neither Borrower, its Subsidiaries nor their respective properties are subject to any liability under environmental laws, other than any non-compliance or liability that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

4.1.11          Intellectual Property.  Borrower and its Subsidiaries own, or have a valid license or right to use, all intellectual property that is necessary for the operation of their respective businesses, except where the failure to have any such rights would not reasonably be expected to have a Material Adverse Effect. The operation of their businesses as currently conducted does not infringe upon, misuse, misappropriate, dilute or violate any rights held by any person except for such infringements, misuses, misappropriations or violations that could not reasonably be expected to have a Material Adverse Effect.

4.1.12         Investment Company Act.  Each of Borrower and its Subsidiaries is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.1.13         Margin Regulations. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock. No part of the proceeds of the Subordinated Loans will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any margin stock or to extend credit to others for such purpose or to refund indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

4.1.14         Labor Matters.  Borrower and its Subsidiaries have not suffered any strikes, walkouts or work stoppages within the last five years. Borrower and its Subsidiaries are in compliance with the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder, except to the extent the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

4.1.15          Solvency.

(a) Immediately after the consummation of the transactions to occur on the Effective Date and immediately following each borrowing made on the Effective Date and after giving effect to the application of the proceeds of such borrowings, (i) the fair value of the assets of Borrower and its Subsidiaries, on a consolidated basis, will exceed the debts and probable liabilities, subordinated, contingent, or otherwise, of Borrower and its Subsidiaries, on a consolidated basis; (ii) Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent, or otherwise, as such debts and probable liabilities become absolute and matured; and (iii) Borrower and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct their business as it is now conducted and is proposed to be conducted after the Effective Date.

(b) Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of its indebtedness.

4.1.16         Purpose of Loan.  The Subordinated Loans shall be used for commercial or business purposes, and not for any personal, family or household purposes.

Article 5 - Borrower’s Covenants

5.1            Maintain Records.  Borrower and its Subsidiaries shall keep and maintain full and accurate in all material respects accounts and records of their operations according to generally accepted accounting principles and practices and shall make all such accounts and records available to Lender upon Lender’s reasonable request.

5.2            Notification of Default.  Borrower shall promptly notify Lender in writing of the occurrence of any Event of Default or any facts, events or conditions which could become an Event of Default upon the giving of notice or the lapse of time or both.

5.3            Notification of Material Events.  Borrower shall promptly notify Lender in writing of the occurrence of any facts, events or conditions which could reasonably be expected to have a Material Adverse Effect.

5.4            Fundamental Changes; Asset Sales.

(a)            Borrower shall not, and shall not permit any of its Subsidiaries to, merge, consolidate, liquidate, dissolve or amalgamate with any other person.

(b)            Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, distribute, contribute, transfer or otherwise dispose of (i) any material portion of its equity interests in its Subsidiaries, or any of its material assets or property (including any gaming licenses) or (ii) any other assets of the Borrower or its Subsidiaries with an aggregate fair market value in excess of $50,000,000 during the term of this Agreement, in each case, without the prior written consent of Lender.

The occurrence of any event described in clause (a) or (b) is referred to herein as a “Sale or Liquidation Event”.

5.5            Compliance.  Borrower and its Subsidiaries shall comply promptly with all laws and governmental requirements (including requirements of all applicable gaming authorities) applicable to it or its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.6            Maintenance of Existence; Franchises, Permits and Licenses.  Borrower and its Subsidiaries shall (a) preserve, renew, and maintain in full force and effect its legal existence, and (b) take all action required to maintain all rights, privileges, Permits, licenses, and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.7            Taxes.  Borrower and its Subsidiaries shall timely file complete and correct United States federal and applicable foreign, state, and local tax returns required by law and pay when due all taxes upon it or its income, profits, or Property, except those that (a) are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP or (b) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.8            Restricted Payments.  Borrower shall not, and shall not permit any of its Subsidiaries to make any Restricted Payment except: (a) the Borrower may make Restricted Payments with cash available for distribution at any time and from time to time, so long as such cash available for distribution is applied in accordance with Section 2.3, (b) distributions of cash by any non-wholly owned Subsidiary of the Borrower to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such distribution receives at least its proportional share thereof, and (c) distributions by wholly-owned Subsidiaries to the Borrower or its wholly-owned Subsidiaries. “Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any equity interest of Borrower or any of its Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of common equity interests of Borrower and any redemption, retirement or exchange of any common equity interest in Borrower through, or with the proceeds of, the issuance of common equity interests in Borrower.

Article 6 - Events of Default

6.1            Event of Default. It shall be an “Event of Default” hereunder if any of the following events or conditions occur:

6.1.1            The failure by Borrower to pay (a) as and when due any principal payable to Lender hereunder or under any other Loan Document or (b) within five (5) business days of the date due, any fees or other amounts (other than principal) payable hereunder or under any other Loan Document; or

6.1.2            The breach by Borrower of any of its other agreements set forth herein or in any other Loan Document, if such breach is not cured within thirty (30) days after written notice of such failure from Lender; or

6.1.3            (a) Borrower’s filing of a petition for relief under any present or future federal or state law regarding bankruptcy, reorganization or other relief to debtors, or Borrower’s insolvency or inability to pay its debts as they mature, or Borrower’s making a general assignment for the benefit of the creditors, or Borrower’s applying for a receiver, trustee, custodian or liquidator for Borrower or any of its property, or the filing by Borrower of a petition or the commencement of any other procedure to liquidate or dissolve Borrower, (b) the occurrence of any Sale or Liquidation Event without the prior written consent of Lender or (c) Borrower’s failure to effect a full dismissal of any involuntary petition under any such law regarding bankruptcy, reorganization or other relief to debtors, in the case of this clause (c), prior to the earlier of (i) the entry of any order granting relief sought in the involuntary petition, or (ii) sixty (60) days after the date of filing of the petition.

Article 7 - Remedies

7.1            Option to Act.  Upon the occurrence of any Event of Default as defined in this Agreement, in addition to its other rights set forth in this Agreement or in any of the other Loan Documents, at law or in equity, Lender may, at its option, without prior demand, exercise any one or more of the rights and remedies set forth in this Article 7.

7.2            Termination of Disbursements.  Lender may cease to make disbursements hereunder and terminate the commitment to make any further disbursements on the Subordinated Loans hereunder.

7.3            Acceleration.  Lender may declare the Subordinated Loans and all other sums owing to Lender under the Loan Documents immediately due and payable. Upon the occurrence of any Event of Default under Section 6.1.3 hereof, the Lender’s commitment to make disbursements hereunder shall automatically and immediately terminate and all outstanding amounts on the Subordinated Loans and other sums owing to Lender under the Loan Documents shall automatically and immediately become due and payable without notice or demand by Lender, which Borrower hereby waives.

7.4            Legal and Equitable Remedies.  Lender may proceed as authorized at law or in equity with respect to such an Event of Default, and in connection therewith remain entitled to exercise all other rights and remedies described in this Agreement or in any of the Loan Documents.

7.5            Funds and Deposits.  Lender may take possession of all funds and deposits of Borrower on hand or on deposit in any account of Borrower or any other person, and apply said funds in such order and priority as Lender may elect.

7.6            Repayment of Funds Advanced.  If Lender spends its funds in exercising or enforcing any of its rights or remedies, the amount of funds spent shall be payable to Lender upon demand, together with interest thereon, from the date such funds were spent until repaid.

7.7            Rights Cumulative, No Waiver.  All of Lender’s rights and remedies provided in this Agreement, in any of the other Loan Documents, at law, in equity or otherwise, are cumulative and may be exercised by Lender at any time. Lender’s exercise of any right or remedy shall not constitute a cure of any Event of Default unless all sums then due and payable to Lender are repaid and Borrower has cured all other Events of Default. No waiver shall be implied from Lender’s failure to take, or delay in taking, any action concerning any Event of Default, or from any previous waiver of any similar or unrelated Event of Default.  Any waiver must be in writing and shall be limited to its specific terms.

Article 8 - Subordination

8.1            Subordination.  Anything in this Agreement to the contrary notwithstanding, the indebtedness evidenced by this Agreement owed by Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all obligations of Borrower under any indebtedness for borrowed money of the Borrower borrowed or incurred by the Borrower from time to time (and including any guarantees by the Borrower of any debt for borrowed money of any of its affiliates) (such obligations, the “Obligations”) (such Obligations and other indebtedness and obligations in connection with any amendment, modification, extension, increase, renewal, refunding, restructuring or refinancing thereof, including interest, fees, and expenses thereon accruing after the commencement of any proceedings referred to in clause (a) below, whether or not such interest, fees, or expenses is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(a)            In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to Borrower or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Borrower, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in respect of all amounts constituting Senior Indebtedness before Lender is entitled to receive (whether directly or indirectly), or make any demands for, any payment or distribution on account of this Agreement and (y) until the holders of Senior Indebtedness are paid in full in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which Lender would otherwise be entitled in respect of this Agreement (other than debt securities of Borrower that are subordinated, to at least the same extent as this Agreement, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.

(b)            If any Event of Default has occurred and is continuing and after notice from any lender of holder of Senior Indebtedness (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 6.1.1 or 6.1.4 hereof), then until the earliest to occur of (x) the date on which all Senior Indebtedness shall have been paid in full, (y) the date on which such Event of Default shall have been cured or waived and (z) the date on which the Lender shall have rescinded such notice, no payment or distribution of any kind or character shall be made by or on behalf of Borrower, or any other person on its behalf, with respect to any amounts evidenced by this Agreement.

(c)            If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Agreement shall (despite these subordination provisions) be received by Lender in violation of clause (a) or (b) above before all Senior Indebtedness shall have been paid in full, such payment or distribution shall be held in trust for the benefit of, and shall be promptly paid over or delivered to, the lenders or holders of Senior Indebtedness, for application to the Senior Indebtedness.

(d)            Lender agrees that if, at any time, all or part of any payment or distribution with respect to any Obligations or any other Senior Indebtedness theretofore made (whether by Borrower or any other person or in connection with the enforcement of any right of setoff, recoupment, or otherwise) is rescinded, avoided, or must otherwise be returned by the holders of Obligations or any other Senior Indebtedness for any reason whatsoever (including, without limitation, upon or in connection with the insolvency, bankruptcy or reorganization of Borrower or such other persons or as the result of any avoidance or other actions commenced therein), the provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment or distribution had not been made.

(e)            In the event that any holder or prospective holder of Senior Indebtedness requires any amendment or modification to this Section 8 as a condition to providing such Senior Indebtedness to the Borrower, the Borrower and the Lender agree to negotiate in good faith to amend or modify this Section 8 as so requested by such prospective holder in order to further the intent of this Section 8.

8.2            Enforcement.  To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Agreement by any act or failure to act on the part of Borrower or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each present and future holder of Senior Indebtedness shall be an express third party beneficiary of this Article 8, and this Article 8 shall not be amended, waived or modified without the prior written consent of each holder of Senior Indebtedness at the time of such amendment, waiver or modification.

8.3            Payment of Principal and Interest.  Nothing contained in the subordination provisions set forth above is intended to or will impair, as between Borrower and Lender, the obligations of Borrower, which are absolute and unconditional, to pay to Lender the principal of and interest on the indebtedness evidenced by this Agreement as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of Lender and other creditors of Borrower other than the holders of Senior Indebtedness.

8.4            Subordination Agreement.  Each of Borrower and Lender acknowledges that this Agreement is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute or any similar provision of any other applicable debtor relief laws, which will be effective before, during and after the commencement of any proceeding or action under any debtor relief laws. All references in this Agreement to Borrower or Lender will include such person as a debtor-in-possession and any receiver or trustee for such person in any proceeding or action under debtor relief laws.

Article 9 - Miscellaneous Provisions

9.1            Notices/Payments.  Any notices to be given or payments to be made pursuant to this Agreement or the other Loan Documents shall be given or made, as the case may be via United States Postal Service, first class mail, postage prepaid; personal delivery; electronic mail; or delivery via a one-day air courier service (such as, by way of example and not limitation, Federal Express or United Parcel Service). Any item so delivered shall be deemed delivered five (5) business days after mailing, two (2) business days after delivery to a one-day air courier service, and upon delivery, in the case of personal delivery, or upon receipt (confirmed by a “return receipt requested” or similar function) in the case of delivery by electronic mail. Notices and/or payments shall be made to the addresses of Borrower or Lender appearing in Article 1. Notices and demands under the other Loan Documents shall be given and shall be deemed served in the same manner as notices and demands under this Agreement, except as may otherwise be specifically provided therein. The addresses provided in Article 1 may be changed at any time by written notice given in accordance with the provisions of this Section 9.1, provided however that there shall at no time be more than one address to which notices or payments must be sent for either Lender or Borrower.

9.2            Expenses; Indemnification.

(a)            Borrower shall reimburse Lender upon demand for all reasonable and documented out-of-pocket expenses paid or incurred by Lender, including reasonable fees, charges and disbursements of outside counsel to Lender, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. Borrower also agrees to reimburse Lender for any reasonable and documented out-of-pocket expenses, including reasonable fees, charges and disbursements of outside counsel to Lender incurred from time to time, paid or incurred by Lender in connection with the collection and enforcement of the Loan Documents.

(b)            Borrower hereby further agrees to indemnify and hold harmless Lender, its affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including reasonable attorneys’ fees, charges and disbursements and settlement costs (including all expenses of litigation or preparation therefor) whether or not Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower, any environmental liability related in any way to Borrower, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, or the direct or indirect application or proposed application of the proceeds of any borrowing hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct, bad faith or material breach of the party seeking indemnification. The obligations of Borrower under this Section 9.2 shall survive the termination of this Agreement.

9.3            Integration and Interpretation.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent agreements of the parties. There are no unwritten oral agreements between the parties.

9.4            Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the Laws of the laws of the State of New York without regard to conflict of law principles.

9.5            No Third Parties Benefited.  No persons other than Lender and Borrower and their permitted successors and assigns, indemnified persons to the extent provided in Section 8.2 hereof shall have any right of action under any of the Loan Documents.

9.6            Time of the Essence.  Time is of the essence to this Agreement and the other Loan Documents.

9.7            Severability.  Each term, covenant, condition or provision of this Agreement and the other Loan Documents shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

9.8            Gender.  When the context and construction so require, all words used in the singular herein and in the other Loan Documents shall be deemed to have been used in the plural, the masculine shall include the feminine and neuter, and vice versa.

9.9            Captions.  The headings on the paragraphs herein and in the other Loan Documents are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

9.10            Heirs, Successors and Assigns. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement or any of the other Loan Documents, or assign or delegate any of its rights or obligations hereunder or thereunder without the prior written consent of Lender in each instance, and any assignment without such consent shall be null and void. Lender may sell or assign all or any portion of the Loan, upon notice to Borrower.

9.11            Usury. In no contingency or event whatsoever, whether by reason of advancement of the proceeds of the Subordinated Loans, acceleration or maturity of the unpaid principal balance of the Subordinated Loans, or otherwise, shall the amount paid or agreed to be paid to the holder thereof for the use, forbearance or detention of the money to be advanced thereunder exceed the amount calculated at the highest lawful rate permissible under applicable usury laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement or any of the Loan Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Agreement or under any other Loan Document that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity. If for any period Lender is prevented, by operation of this provision, from collecting interest at the full applicable Interest Rate, then that uncollected amount shall be accrued and thereafter shall be paid by Borrower to Lender, as additional interest, at the highest permissible rate in any subsequent period, if any, during which the applicable Interest Rate is less than the maximum rate permitted by law, until such time as such accrued amount has been paid in full.

9.12            Waiver of Jury Trial. The parties hereby waive any right to trial by jury with respect to any action or proceeding between or among the parties relating to this Agreement or any other Loan Document.

9.13            Consent to Jurisdiction; Venue.

(a)            Borrower hereby expressly, irrevocably and unconditionally consents to the exclusive jurisdiction over suit, legal process, enforcement, proceeding or any dispute resolution method set forth in this Agreement (each, an “Action”) by any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof. Borrower agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions in any manner provided by law.

(b)            Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue to any Action. Borrower irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Borrower irrevocably consents to service of process in the manner provided for notices in Section 9.1 hereof. Nothing in the Loan Documents will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)            The waivers and consents described in the Loan Documents shall inure to the benefit of Lender and each other person who is entitled to the benefits of the Loan Documents (including the indemnitees referred to in Section 9.2(b) hereof). Subject to the express limitations set forth in this Agreement, Lender and such other persons shall have and be entitled to all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LENDER:	Bally’s Chicago Holding Company, LLC, a Delaware limited liability company By: [ • ]

By:
Name: [ • ]
Title: [ • ]

BORROWER:	Bally’s Chicago, Inc., a Delaware corporation

By:
Name: [ • ]
Title: [ • ]

[Signature Page to Subordinated Loan Agreement]